EXHIBIT 99.1

CONTACT:

Main Street Restaurant Group, Inc., Phoenix

Michael Garnreiter, 602-852-9000

Michaelg@mstreetinc.com

Main Street Announces Name Change; New Logo

PHOENIX—(BUSINESS WIRE)—July 15, 2004—Main Street and Main Incorporated. (NASDAQ: MAIN), the world’s largest franchisee of T.G.I. Friday’s® restaurants, the owner and operator of the Bamboo Club - Asian Bistro, the Redfish Seafood Grill and Bar and, Alice Cooper’stown in Cleveland, Ohio, restaurant concepts, today announced that it has changed its name to Main Street Restaurant Group, Inc.

“The name, Main Street Restaurant Group, clearly describes who we are and what we do,” said Bill Shrader, President and Chief Executive Officer.  “That was the primary goal for the change.  In addition, we believe our new logo conveys an image of hospitality and warmth – a goal we strive for every day at each of our restaurants.”

The Company recently announced a new organizational structure as part of its efforts to streamline its operations and generate efficiencies which will improve its competitive position in the marketplace.  The name change and corresponding new logo underscore Main Street’s commitment to increased profitability, decreased operating costs, and the highest quality guest experience.

Main Street Restaurant Group, Inc. is the world’s largest franchisee of T.G.I. Friday’s restaurants, operating 53 T.G.I. Friday’s, 12 Bamboo Club - Asian Bistros, four Redfish Seafood Grill and Bars, and one Cooper’stown restaurants.

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